Oportun Completes $300 Million Asset-Backed Securitization
SAN CARLOS, CALIFORNIA. — November 3, 2022 — Oportun (Nasdaq: OPRT), a mission-driven fintech and digital banking platform, today announced the issuance of $300 million of Series 2022-3 fixed rate asset-backed notes (the “Notes”) in a private asset-backed securitization transaction secured by a pool of unsecured and secured installment loans.

“Amidst a challenging economic backdrop, Oportun’s access to the capital markets remains quite strong, as evidenced by the completion of our fifth major financing this year” said Jonathan Coblentz, Chief Financial Officer at Oportun. “These notes support our ability to tactically grow in the current environment, while advancing our mission by providing our members with responsible and affordable financial services that help hardworking people build a better future.”

The offering included four classes of the Notes: Class A, Class B, Class C and Class D. DBRS, Inc. rated all classes of the Notes, assigning ratings of AA (low) (sf), A (low) (sf), BBB (low) (sf) and BB (sf), respectively. The Class A, Class B, Class C and Class D Notes were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended. Jefferies acted as the lead book runner with J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC as joint book-runners.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun

Oportun (Nasdaq: OPRT) is an A.I.-powered digital banking platform that seeks to make financial health effortless for anyone. Driven by a mission to provide inclusive and affordable financial services, Oportun helps its over 1.8 million hardworking members meet their daily borrowing, savings, banking, and investing needs. Since inception, Oportun has provided more than $14 billion in responsible and affordable credit, saved its members more than $2.3 billion in interest and fees, and automatically helped members set aside more than $8.1 billion for rainy days and other needs. In recognition of its responsibly designed products, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009. For more information about Oportun, visit https://oportun.com.

Investor Contact
Dorian Hare
650-590-4323
ir@oportun.com

Media Contact
Usher Lieberman
650-769-9414
usher.lieberman@oportun.com